CACI Reports Fiscal 2009 Second Quarter Results

Revenue increased 16.4 percent to a record $672.5 million
Organic revenue grew by 13.5 percent
Operating income increased 18.1 percent to $45.2 million
Diluted earnings per share increased 15.9 percent to $0.73
Contract awards increased nearly 100 percent to $886 million
Contract funding orders increased 20.7 percent to $538 million

Arlington, Va., January 28, 2009 – CACI International Inc (NYSE:  CAI), a leading professional services and information technology solutions provider to the federal government, announced results today for its second fiscal quarter and six months ended December 31, 2008.  CACI provides innovative solutions to meet America’s needs in national defense, intelligence, homeland security, and the improvement of government services, and is a leading strategic consolidator in its market space.

Second Quarter Results

For the second quarter of Fiscal Year 2009 (FY09), we reported record revenue of $672.5 million, up 16.4 percent over second quarter of Fiscal Year 2008 (FY08) revenue of $577.8 million.  The increase in revenue during the quarter was driven by organic growth of 13.5 percent.  Operating income for the quarter was $45.2 million, up 18.1 percent compared with operating income of $38.3 million in the year earlier quarter.  The operating margin was 6.7 percent compared with 6.6 percent in the second quarter of FY08.  Income before taxes for the quarter was $39.1 million, 23.9 percent higher than what was reported in the second quarter of FY08.  Our effective tax rate increased to 43.5 percent from 39.2 percent in the year earlier quarter.  During the second quarter of FY09, our effective tax rate was negatively impacted by non-deductible losses on assets invested in our deferred compensation plan.  Net income for the second quarter was $22.1 million, up 15.1 percent compared with $19.2 million for the second quarter of FY08.  Diluted earnings per share were $0.73, up 15.9 percent, compared with $0.63 per diluted share in the year earlier quarter.  Cash used in operations was $1.3 million compared with cash used of $7.6 million in the year earlier quarter.  Days sales outstanding at the end of the quarter were 64 compared with 74 days at the end of the second quarter of FY08.  Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, were $56.7 million in the quarter, an increase of 12.2 percent over EBITDA of $50.5 million in the second quarter of FY08.  The EBITDA margin, a non-GAAP measure, was 8.4 percent compared with 8.7 percent in the year earlier quarter.

Second Quarter Highlights

Major highlights and accomplishments during the second quarter of FY09 include:

•
Contract funding orders totaling $538 million, a 20.7 percent increase over the second quarter of FY08.  Funded backlog of approximately $1.5 billion, a 15 percent increase over the second quarter of FY08.

•	Contract awards with an estimated value of $886 million, an increase of nearly 100 percent over the year earlier quarter, including:
o
GENESIS III, a prime contract with a $452 million ceiling to continue providing mission support services to the U.S. Army Intelligence and Security Command.  CACI’s role is to ensure that systems for electronic warfare, security, quick reaction capability, and prototyping are developed, deployed, repaired, and maintained at the highest state of readiness.

o	Approximately $114 million in additional awards to support the Intelligence Community.
o	Awards on the Strategic Services Sourcing (S3) contract vehicle with the U.S. Army totaling $96 million. Since March 2006, we have been awarded over $1.6 billion in task orders on this vehicle.
•	Intelligence Community revenue 35 percent higher than the second quarter of FY08, growing to 39 percent of our revenue for the quarter compared to 33 percent a year ago.
•	Named to GI Jobs Magazine Top 50 military-friendly employers, recognizing our support for hiring former military and Reserve/Guard personnel.

CEO Commentary

Commenting on the results, Paul Cofoni, CACI’s President and CEO, said, “We are extremely pleased with our strong second quarter performance.  Our second quarter revenue was a record $673 million.  We delivered another quarter of double-digit growth in operating income, net income and earnings per share, along with double-digit organic revenue growth.  We have a healthy balance sheet and operating cash flow, and a balanced and integrated financial strategy for the deployment of capital.  Contract awards and contract funding orders rose significantly compared to the fiscal 2008 second quarter, and we are winning more than our share of awards at the Tier 1 level.  Our recruiting remains strong as we continue to hire the high-quality professionals our clients need to complete their critical missions.

“CACI’s second quarter performance validates our strategy of focusing our services and solutions on the key areas of defense, intelligence, and homeland security. We are leading initiatives and advancing strategy to help our government integrate the soft power of development and diplomacy with the hard power of military strength. Together these form the ‘smart power’ needed to protect our homeland and promote global stability.

“We believe CACI’s positive performance for the second quarter and first half of fiscal 2009 provides a solid foundation for the remainder of this fiscal year and beyond.  Despite economic conditions, CACI’s fundamental strategy remains solid, our execution is sound, and funding for the critical missions we support is steady.  We remain committed to meeting our long-term financial goals of achieving at least eight to ten percent organic revenue growth and at least 15 percent net income growth annually.”

Six Months FY09 Results

For the first half of FY09, we reported record revenue of $1.33 billion, up 17.3 percent over first half of FY08 revenue of $1.13 billion.  Operating income in the first half of FY09 was $86.6 million, up 18.6 percent, compared with $73.0 million reported in the first half of FY08.  The operating margin was 6.5 percent for the first six months of FY09, the same as the comparable period in FY08.  Income before taxes for the first half of FY09 was $74.7 million, 22.3 percent higher than what was reported in the first half of FY08.  The effective tax rate for the first half of FY09 was 42.3 percent versus 38.7 percent in the first half of FY08.  Net income for the first half of FY09 was $43.1 million, up 14.9 percent, compared with net income of $37.5 million for the first half of FY08.  Diluted earnings per share were $1.41, up 15.3 percent, compared with $1.23 per diluted share in the year earlier period. Operating cash flow for the first half of FY09 was $14.3 million compared with $15.8 million for the similar period in FY08.  EBITDA for the first six months was $110.0 million, an increase of 14.7 percent over EBITDA of $95.9 million in the first half of FY08.  The EBITDA margin was 8.3 percent compared with 8.5 percent in the year earlier period.

CACI Updates its FY09 Guidance

We are updating our Fiscal Year 2009 guidance. The table below summarizes the guidance ranges for FY09:

(In millions except for earnings per share)	Fiscal Year 2009
Revenue	$2,650 - $2,750
Net income	$88.5 - $93.0
Diluted earnings per share	$2.90 - $3.05
Diluted weighted average shares	30.5

We are increasing our revenue guidance due to higher than forecasted Other Direct Costs.  Regarding our diluted earnings per share guidance, we believe the strength in our U.S. operations plus our ongoing cost control initiatives across CACI should largely offset the impacts of a lower exchange rate and the effects of the economic downturn in the United Kingdom, and an estimated higher full-year effective tax rate of 42.5 percent.  Since domestic performance and management actions identified to date have not completely offset these adverse effects, we are lowering the upper end of our diluted earnings per share guidance range, but maintaining the lower end.  This guidance does not include any contributions from future acquisitions.

This guidance represents our views as of January 28, 2009.  Investors are reminded that actual results may differ from these estimates for the reasons described in this release and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, January 29th, during which members of our senior management team will be making a brief presentation focusing on second quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-877-545-1488 and enter the confirmation code 4748152. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, January 29th, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the professional services and IT solutions needed to prevail in today’s defense, intelligence, homeland security and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; information assurance, information operations, and cyber security services; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients’ operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 2000 index. CACI provides dynamic careers for approximately 12,400 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) accounting for convertible debt instruments; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

# # #

Corporate Communications and Media:	Investor Relations:
Jody Brown, Executive Vice President, Public Relations	David Dragics, Senior Vice President, Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	12/31/2008	12/31/2007	% Change	12/31/2008	12/31/2007	% Change
Revenue	$672,507	$577,784	16.4%	$1,327,267	$1,131,364	17.3%
Costs of revenue
Direct costs	461,488	386,427	19.4%	905,033	758,825	19.3%
Indirect costs and selling expenses	153,981	140,735	9.4%	311,852	276,492	12.8%
Depreciation and amortization	11,789	12,309	-4.2%	23,815	23,055	3.3%
Total costs of revenue	627,258	539,471	16.3%	1,240,700	1,058,372	17.2%
Operating income	45,249	38,313	18.1%	86,567	72,992	18.6%
Interest expense and other, net	6,122	6,738	-9.1%	11,862	11,890	-0.2%
Income before income taxes	39,127	31,575	23.9%	74,705	61,102	22.3%
Income taxes	17,035	12,385	37.5%	31,622	23,620	33.9%
Net income	$22,092	$19,190	15.1%	$43,083	$37,482	14.9%

Basic earnings per share	$0.74	$0.64	15.7%	$1.44	$1.25	15.0%
Diluted earnings per share	$0.73	$0.63	15.9%	$1.41	$1.23	15.3%

Weighted average shares used in per share computations:
Basic	29,895	30,033		29,999	30,013
Diluted	30,362	30,580		30,465	30,549

Statement of Operations Data (Unaudited)

	Quarter Ended		Six Months Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Operating income margin	6.7%	6.6%	6.5%	6.5%
Tax rate	43.5%	39.2%	42.3%	38.7%
Net income margin	3.3%	3.3%	3.2%	3.3%

EBITDA*	$56,668	$50,526	$110,003	$95,945
EBITDA Margin	8.4%	8.7%	8.3%	8.5%

*See Reconciliation of Net Income and Earnings before Interest, Taxes,
  Depreciation and Amortization on page 9.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	12/31/2008	6/30/2008
ASSETS:
Current assets
Cash and cash equivalents	$105,316	$120,396
Accounts receivable, net	475,199	441,732
Prepaid expenses and other current assets	43,535	40,697
Total current assets	624,050	602,825

Goodwill and intangible assets, net	1,166,927	1,193,500
Property and equipment, net	23,574	25,361
Other long-term assets	67,887	80,967
Total assets	$1,882,438	$1,902,653

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$3,550	$3,549
Accounts payable	81,355	74,175
Accrued compensation and benefits	117,733	126,649
Other accrued expenses and current liabilities	64,098	85,897
Total current liabilities	266,736	290,270

Long-term debt, net of current portion	635,175	639,074
Other long-term liabilities	50,168	55,424
Total liabilities	952,079	984,768

Shareholders' equity	930,359	917,885
Total liabilities and shareholders' equity	$1,882,438	$1,902,653

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended
	12/31/2008	12/31/2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,083	$37,482
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	23,815	23,055
Amortization of deferred financing costs	1,264	1,228
Stock-based compensation expense	9,077	10,012
Provision for deferred income taxes	7,229	3,333
Changes in operating assets and liabilities,net of effect of business acquisitions:
Accounts receivable, net	(46,175)	(59,300)
Prepaid expenses and other current assets	6,735	(1,329)
Accounts payable and accrued expenses	(1,640)	1,204
Accrued compensation and benefits	(13,432)	(961)
Income taxes receivable and payable	(11,163)	(3,170)
Other liabilities	(4,466)	4,249
Net cash provided by operating activities	14,327	15,803

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,924)	(7,481)
Purchases of businesses, net of cash acquired	-	(293,307)
Other	(442)	64
Net cash used in investing activities	(5,366)	(300,724)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under credit facilities	(2,174)	7,812
Proceeds from employee stock purchase plans	3,783	2,321
Proceeds from exercise of stock options	130	1,988
Purchases of common stock	(21,868)	(949)
Other	(1,211)	(193)
Net cash (used in) provided by financing activities	(21,340)	10,979
Effect of exchange rate changes on cash and cash equivalents	(2,701)	(50)
Net decrease in cash and cash equivalents	(15,080)	(273,992)
Cash and cash equivalents, beginning of period	120,396	285,682
Cash and cash equivalents, end of period	$105,316	$11,690

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)

	Quarter Ended
(dollars in thousands)	12/31/2008		12/31/2007		$ Change	% Change
Department of Defense	$506,747	75.3%	$430,352	74.5%	$76,395	17.8%
Federal Civilian Agencies	139,720	20.8%	117,008	20.2%	22,712	19.4%
Commercial	20,831	3.1%	25,285	4.4%	(4,454)	-17.6%
State and Local Governments	5,209	0.8%	5,139	0.9%	70	1.4%
Total	$672,507	100.0%	$577,784	100.0%	$94,723	16.4%

	Six Months Ended
(dollars in thousands)	12/31/2008		12/31/2007		$ Change	% Change
Department of Defense	$999,708	75.3%	$836,149	73.9%	$163,559	19.6%
Federal Civilian Agencies	271,551	20.5%	234,307	20.7%	37,244	15.9%
Commercial	45,515	3.4%	51,188	4.5%	(5,673)	-11.1%
State and Local Governments	10,493	0.8%	9,720	0.9%	773	8.0%
Total	$1,327,267	100.0%	$1,131,364	100.0%	$195,903	17.3%

Revenue by Contract Type (Unaudited)

	Quarter Ended
(dollars in thousands)	12/31/2008		12/31/2007		$ Change	% Change
Time and materials	$325,216	48.3%	$297,619	51.5%	$27,597	9.3%
Cost reimbursable	213,585	31.8%	156,643	27.1%	56,942	36.4%
Fixed price	133,706	19.9%	123,522	21.4%	10,184	8.2%
Total	$672,507	100.0%	$577,784	100.0%	$94,723	16.4%

	Six Months Ended
(dollars in thousands)	12/31/2008		12/31/2007		$ Change	% Change
Time and materials	$649,317	48.9%	$590,772	52.2%	$58,545	9.9%
Cost reimbursable	407,236	30.7%	300,834	26.6%	106,402	35.4%
Fixed price	270,714	20.4%	239,758	21.2%	30,956	12.9%
Total	$1,327,267	100.0%	$1,131,364	100.0%	$195,903	17.3%

Revenue Received as a Prime versus Subcontractor (Unaudited)

	Quarter Ended
(dollars in thousands)	12/31/2008		12/31/2007		$ Change	% Change
Prime	$557,254	82.9%	$470,191	81.4%	$87,063	18.5%
Subcontractor	115,253	17.1%	107,593	18.6%	7,660	7.1%
Total	$672,507	100.0%	$577,784	100.0%	$94,723	16.4%

	Six Months Ended
(dollars in thousands)	12/31/2008		12/31/2007		$ Change	% Change
Prime	$1,094,925	82.5%	$930,438	82.2%	$164,487	17.7%
Subcontractor	232,342	17.5%	200,926	17.8%	31,416	15.6%
Total	$1,327,267	100.0%	$1,131,364	100.0%	$195,903	17.3%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)

	Quarter Ended
(dollars in thousands)	12/31/2008	12/31/2007	$ Change	% Change
Contract Funding Orders	$538,416	$445,927	$92,489	20.7%

	Six Months Ended
(dollars in thousands)	12/31/2008	12/31/2007	$ Change	% Change
Contract Funding Orders	$1,481,538	$1,155,288	$326,250	28.2%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)
We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth.  Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth.  All remaining revenue growth is considered organic.  We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business.  This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	12/31/2008	12/31/2007	% Change	12/31/2008	12/31/2007	% Change
Revenue, as reported	$672,507	$577,784	16.4%	$2,616,440	$2,124,804	23.1%
Less:
Acquired revenue	16,944	-		194,789	-
Organic revenue	$655,563	$577,784	13.5%	$2,421,651	$2,124,804	14.0%

Reconciliation of Net Income and Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)
EBITDA, a measure used by management to evaluate operating performance, is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization. We believe that this non-GAAP measure is a valuable indicator of our operating performance.  EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies, but EBITDA as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  The EBITDA margin is EBITDA divided by revenue.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2008	12/31/2007	% Change	12/31/2008	12/31/2007	% Change
Net Income, as reported	$22,092	$19,190	15.1%	$43,083	$37,482	14.9%
Plus:
Income taxes	17,035	12,385	37.5%	31,622	23,620	33.9%
Interest income and expense, net	5,752	6,642	-13.4%	11,483	11,788	-2.6%
Depreciation and
amortization	11,789	12,309	-4.2%	23,815	23,055	3.3%
EBITDA	$56,668	$50,526	12.2%	$110,003	$95,945	14.7%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/08	12/31/07	% Change	12/31/08	12/31/07	% Change
Revenue, as reported	$672,507	$577,584	16.4%	$1,327,267	$1,131,364	17.3%
EBITDA	$56,668	$50,526	12.2%	$110,003	$95,945	14.7%
EBITDA margin	8.4%	8.7%		8.3%	8.5%